Kraton Performance Polymers, Inc. Receives Notice of Termination of Combination Agreement from LCY

HOUSTON, Aug. 11, 2014 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA) today announced that on August 8, 2014 it received notice from LCY Chemical Corp. ("LCY") that LCY had exercised its right to terminate the Combination Agreement between Kraton and LCY following the Kraton Board's August 6, 2014 withdrawal of its recommendation that Kraton's stockholders approve the Combination Agreement. The termination notice from LCY declared that the termination was effective as of August 8, 2014.

As previously announced, Kraton notified LCY on June 30, 2014 that its Board of Directors intended to withdraw its recommendation to Kraton's stockholders unless the parties could agree upon mutually acceptable revised terms to the Combination Agreement. Kraton's June 30, 2014 notice cited the decline in operating results for LCY's SBC business in the first quarter of 2014 and a related decline in forecasted results thereafter (which had been discussed by Kraton in an SEC filing on Form 8-K on June 24, 2014), together with the decline in Kraton's stock price and negative reactions from stockholders following Kraton's June 24 disclosure.

Following Kraton's notification of its Board's intention to change its recommendation, the parties engaged in discussions to determine whether they could mutually agree to changes to the terms of the Combination Agreement that would enable the Kraton Board to continue to recommend the Combination Agreement. Although the parties engaged in numerous discussions following June 30, 2014 regarding possible revisions to the terms of the Combination Agreement, LCY notified Kraton on August 4, 2014 that it would no longer negotiate, and would not agree to, any revisions to the terms and conditions of the Combination Agreement.

Following LCY's notification on August 4 that it would no longer negotiate, on August 6, 2014, the Kraton Board withdrew its recommendation that Kraton's stockholders approve the Combination Agreement. The provisions of the Combination Agreement provide for Kraton to pay LCY a $25 million break up fee upon a termination of the Combination Agreement following a withdrawal of the Kraton Board's recommendation, unless an LCY material adverse effect has occurred and is continuing at the time of the withdrawal of the Kraton Board's recommendation. LCY's termination notice demanded payment of the $25 million termination fee by August 13, 2014. The Kraton Board believes that the impact upon LCY of the July 31, 2014 explosion in a gas pipeline in Kaohsiung, Taiwan constitutes an LCY material adverse effect as defined in the Combination Agreement and Kraton has notified LCY that accordingly Kraton is not obligated to pay the termination fee.

The Combination Agreement was originally announced on January 28, 2014.

CONTACT: Gene Shiels, 1-281-504-4886, gene.shiels@kraton.com

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